Exhibit 99.2

20.1 ADVANCE NOTICE OF DIRECTOR NOMINATIONS

(a)	Subject to paragraph (b) below, nominations of persons for election as directors at a meeting of shareholders may be made only:

	(A)	by or at the direction of the Board;

	(B)	pursuant to a requisition of a meeting of shareholders or a proposal, in each case made in accordance with the Act; and

(C)

by a Nominating Shareholder who delivers a Nomination Notice to the Corporation within the Nomination Window by personal delivery to the Corporation’s registered office addressed to the Chief Executive Officer or by fax or email (at such fax number or email address as stipulated from time to time by the Corporation under its profile on SEDAR at www.sedar.com).

(b)

The Board may, prior to the meeting of shareholders, in its sole discretion, waive any requirement in this section 20.1. Unless waived by the Board, in no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new Nomination Window.

(c)	For the purposes this section 20.1, the following terms have the following meanings:

	(A)	“Local Time” means the local time at the Corporation’s registered office.

	(B)	“Meeting Announcement Date” in respect of a meeting of shareholders means, the date of the first public filing or announcement of the date of that meeting.

(C)

“Nomination Notice” means a written notice that sets forth (i) all information that would be required to be disclosed in a dissident proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws relating to a Nominating Shareholder (as if that Nominating Shareholder were a dissident soliciting proxies) and each person whom that Nominating Shareholder proposes to nominate for election as a director; (ii) the class and number of shares of the Corporation held, directly or indirectly, by or on behalf of that Nominating Shareholder; (iii) confirmation that the proposed nominees meet the qualifications of directors and residency requirements set out in the Act; and (iv) confirmation as to whether each proposed nominee is independent for the purposes of National Instrument 52-110.

(D)

“Nominating Shareholder” in respect of a meeting of shareholders means, a person who is a registered or beneficial holder of one or more shares of the Corporation carrying the right to vote on the election of directors at that meeting as of (i) the record date for that meeting and (ii) the date on which the Nomination Notice is delivered to the Corporation.

(E)	“Nomination Window” in respect of a meeting of shareholders means, the period of time:

(I)

in the case of an annual meeting, if that meeting is called for a date that is fewer than 50 days following the Meeting Announcement Date, starting at 9:00 a.m. (Local Time) on the Meeting Announcement Date and ending at 5:00 p.m. (Local Time) on the 10th day following the Meeting Announcement Date, and otherwise starting at 9:00 a.m. (Local Time) on the date that is 65 days prior to the date of that meeting and ending at 5:00 p.m. (Local Time) on the date that is 30 days prior to the date of that meeting; or

(II)

in the case of a special meeting (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes), starting at 9:00 a.m. (Local Time) on the Meeting Announcement Date and ending at 5:00 p.m. (Local Time) on the 15th day following the Meeting Announcement Date.